AGREEMENT BY AND AMONG

POSITIVEID CORPORATION,

SANOMEDICS, INC. AND THERMOMEDICS, INC.

This AGREEMENT is entered into as of August 25, 2016 by and among PositiveID Corporation, a Delaware corporation (the “Company”); Sanomedics, Inc., a Delaware Corporation (“Sano”) and, Thermomedics, Inc., a Nevada corporation (“Thermo”) (together, the “Parties”).

WHEREAS, the parties hereto entered into that certain Stock Purchase Agreement, dated as of October 21, 2015 and First Amendment to such Stock Purchase Agreement, dated as of December 4, 2015 (the “SPA”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such term in the SPA) pursuant to which the Company agreed to purchase, and Sano agreed to sell, all of the shares of Thermo; and

WHEREAS, the parties hereto entered into that certain Management Services and Control Agreement, dated as of December 4, 2015 (the “MSACA”) pursuant to which full control of Thermo, including operational and financial benefits and responsibility for Thermo, was transferred to the Company; and

WHEREAS, in contemplation of the closing of the transactions under the SPA, the parties hereto desire to make certain agreements and to amend and clarify certain terms of the SPA and MSACA as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to the SPA. This Agreement is intended to amend certain terms and clarify certain deliverables under the SPA. Any terms in the SPA not addressed in this Agreement shall remain unchanged pursuant to the SPA.

2.	Termination to MSACA. Effective as of the date of this Agreement the MSACA is terminated.

3.	Amendments to the SPA (section 2.03(a)). The Parties agree that Section 2.03(a)(v) of the SPA is deleted in its in its entirety and replaced to read as follows: Section 2.03(a) (v) Reserved. The Parties agree to amend Section 2.03(a)(viii) of the SPA. The amendment to Section 2.03(a)(viii) shall eliminate the need of Sanomedics to deliver any Note to the Devlin Law firm. Additionally, any legal expense or losses incurred by the Company after June 30, 2016 related to the Exergen litigation shall have the effect of reducing any future earnouts that may be owed to Sanomedics, dollar for dollar. Further, the Parties agree to eliminate the requirements of Section 2.03(a)(ix) of the SPA; specifically, Sanomedics will not be required to provide fully paid tail product liability insurance.

4.	Amendments to the SPA (Section 7.02) - Indemnification. Section 7.02 shall be amended to both amend Sections 7.02(c) and 7.02(d), and to add Section 7.02(e). Sections 7.02(c) through 7.02(e) shall be replaced in their entirety as follows:

(c) any actual fraud committed by Seller, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement;

(d) any liability or Losses for Taxes of the Company or with respect to the Business, or the costs related to the preparation and filing thereof, relating to periods on or prior to the Closing Date; or

(e) any liability or Losses resulting from (i) product liability claims prior to December 4, 2015, (ii) Exergen litigation related legal expenses or losses incurred after June 30, 2016, or (iii) any claims paid or settled by the Company or Thermo with any of the parties scheduled on either Schedule 2.03(a)(v) or 2.03(a)(viii) of the Seller Disclosure Schedules to Stock Purchase Agreement, dated October 21, 2015.

5.	Finalization of SPA Section 2.04 – Final of Closing Net Working Capital Adjustment. The Parties agree to settle the Final Closing Net Working Capital. As the cash purchase price was paid, without holdback, on December 4, 2015, the Parties agree to settle the final adjustment through a reduction of the Preferred Series J shares to be released from escrow. As a result, the 125 shares of Preferred Series J stock shall be released as follows: 71 shares to Sano and 54 shares returned to the Company’s treasury.

6.	Other Deliverables. The Parties shall deliver all items on Exhibit A prior to closing.

7.	Miscellaneous.

a) The Parties agree that the provisions SPA may be amended in the future to reflect the amendment and agreements made herein. Any such amendment to the SPA shall be governed by the applicable amendment provisions of the SPA.

b) The SPA and this Agreement may be further amended or modified in whole or in part only by a writing which makes reference to the SPA and this Agreement, and any amendments thereto, as applicable, executed by the Parties. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

c) This Agreement (together with the Schedules and the Exhibits thereto) and the other agreements and instruments expressly provided for therein and herein, together with the SPA, and any amendments thereto, set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Agreement will be deemed an original for all purposes.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SANOMEDICS, INC.

By:	/s/ David Langle
Name:	David Langle
Title:	Chief Executive Officer

[Sano Signature Page to Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

Thermomedics, Inc

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	President

[Company and Thermo Signature Page to Agreement]